Exhibit 99.1

PRESS RELEASE

Contact: Carole Collins

Director of Investor Relations

(770) 248-9600

INTERCEPT ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

ATLANTA, GA (November 12, 2003) – InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions and merchants, today reported financial results for the three and nine months ended September 30, 2003.

Financial Results

Total revenues for the three months ended September 30, 2003 totaled $64.1 million, a 3.4% decrease compared with $66.3 million for the three months ended September 30, 2002. Total revenues from financial institution services grew to $49.5 million from $45.9 million, or 7.8%, from the third quarter of 2002, and customer reimbursements included in this total decreased to $3.1 million in the third quarter of 2003 from $4.4 million in the third quarter of 2002. Total revenues from merchant services in the third quarter of 2003 totaled $14.6 million, a 28.5% decrease from $20.4 million in the third quarter of 2002. Net income per common share totaled $18,000, or $0.00 per share (diluted), on 20.6 million average shares outstanding for the three months ended September 30, 2003, versus net income per common share of $2.8 million, or $0.14 per share (diluted), for the three months ended September 30, 2002.

“InterCept continues to be profitable for the year in spite of lower than expected earnings this quarter,” said Lynn Boggs, InterCept’s president and chief operating officer. “Revenues from our financial services division grew substantially, which we believe reflects that we have superior products and services for our customers. We have addressed the operational issues that affected us in the third quarter. In addition, we are now on schedule to complete the second phase of the Sovereign Bank conversion before year-end.”

Mr. Boggs continued, “Bank of America’s recent syndication of our credit facility to add four strong financial institutions further validates our strong presence in the marketplace. We are particularly gratified that Bank of America increased the facility from $50.0 million to $60.0 million to accommodate the interests of syndicate members that understand our business and the fact that we are a profitable company.

Income Statement Review

Total revenues were $64.1 million for the three months ended September 30, 2003 compared to $66.3 million for the three months ended September 30, 2002. Of the $64.1 million, 93% was recurring in nature. Total revenues from financial institution services grew to $49.5 million from $45.9 million, or 7.8%, in the third quarter of 2002, and customer reimbursements included in this total decreased to $3.1 million in the third quarter of 2003 from $4.4 million in the third quarter of 2002. Total revenues from merchant services in the third quarter of 2003 totaled $14.6 million, a 28.5% decrease from $20.4 million in the third quarter of 2002. Revenue from financial institution services increased entirely from internal growth. Revenue from merchant services was lower due to customer attrition in the merchant base.

Net Income totaled $18,000, or $0.00 per common share, in the third quarter of 2003, compared with net income of $2.8 million, or $0.14 per share (diluted), for the three months ended September 30, 2002.

Gross margins totaled approximately 48.2% for the third quarter of 2003 as compared to 48.9% for the third quarter of 2002. Gross margins decreased from the third quarter of 2002 due primarily to the operational issues and the Sovereign conversion described below.

Selling, general and administrative expenses as a percentage of total revenues totaled 39.3% as compared to 32.0% for the third quarter of 2002. This increase was due to operational issues and start-up costs related to Sovereign.

The effective tax rate for the second quarter of 2003 was 48.5% as compared to 37.2% for the third quarter of 2002. The increase in the effective rate is mainly due to lower pre-tax profits that resulted in a greater impact from non-deductible items.

Balance Sheet Review

InterCept’s outstanding indebtedness on its line of credit as of September 30, 2003 was $33.1 million. As of November 12, 2003, this amount has decreased to $26.0 million. InterCept closed the syndication of its $60.0 million line of credit with Bank of America and other banks on November 10, 2003.

Capital expenditures for the nine months ended September 30, 2003 were $19.6 million. The $19.6 million included $15.3 million for financial institution services and $4.3 million for merchant services. The $15.3 million for financial institution services included $6.5 million related to Sovereign.

Client payouts decreased to $36.4 million as of September 30, 2003 compared to $58.7 million as of December 31, 2002. This decrease is due to lower transaction volume and customer attrition in the merchant services division.

Operational Update

In its financial institution services division, InterCept experienced greater than expected conversion costs in Sovereign’s item processing in the third quarter and anticipates additional conversion delays in the fourth quarter. InterCept began transitioning the second half of Sovereign’s item and check processing services on November 3, 2003 and has completed the transition of 77 of the 273 Sovereign community banking offices located in the Mid-Atlantic area. InterCept anticipates completing the conversion of the remaining Sovereign community banking offices to InterCept’s check image processing services by year-end, but the conversion costs and additional delays will have resulted in a shortfall of $0.6 million during the fourth quarter of 2003.

The company experienced difficulties in combining two of its item processing centers, which resulted in expense overruns and a loss of expected savings from the combination of these two centers. These issues caused a shortfall in earnings expectations of approximately $1.2 million in the third quarter, and management expects an additional shortfall of $0.6 million in the fourth quarter.

Merchant results were below expectations due to an $0.8 million charge arising from a contract dispute, $0.4 million related to bank assessment charges and a $1.0 million shortfall due to customer attrition. The company expects continued weakness in the merchant division in the fourth quarter, which will impact its financial results.

2004 Earnings Guidance

InterCept plans to release guidance for 2004 on or before December 4, 2003.

Live Webcast Information

Anyone interested in listening to the analyst conference scheduled for 9:00 AM EST today should log on to www.intercept.net 10 minutes prior to the scheduled start time. Once on the web site, click on the Investor Relations tab and select Webcasts/Conference Calls. Archives of the conference presentations will also be available at the same URL address.

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit and credit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept and our industry. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by forward-looking statements. These risks and uncertainties include: whether InterCept can convert Sovereign Bank to InterCept’s item processing and check imaging centers in the time frames it expects; the effects of the recent MasterCard and Visa settlement; how and when the SLM loan situation will ultimately be resolved and the timing and amount of any charges related to that loan; the possible inaccuracy of InterCept’s estimates of the costs to defend and pursue litigation; and whether InterCept can meet its budget goals; continue to sustain its current internal growth rate or its total growth rate; successfully integrate acquisitions of assets and businesses and other operations it may acquire; continue to provide enhanced and new products and services that appeal to its financial institution and merchant customers; continue to have access to the debt and equity capital it needs to sustain its growth; and achieve its sales objectives. Other risks include whether InterCept can make changes to iBill’s business without suffering a further decline in its operating performance; the possibility that, notwithstanding these changes, credit card companies may fine InterCept again for excessive credit card charge-backs or other issues arising out of the its merchant services operations; and the possibility that the termination of customers or other changes in the merchant services business could affect its value and result in the impairment of that asset or other intangible assets, which would require InterCept to record an impairment charge in its statement of operations. For more information about some of these risks and uncertainties, please see the section in our most recent Quarterly Report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.

InterCept, Inc.

Financial Highlights

(unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30
	2003	2002	2003	2002
Revenues:
Financial institution services	$46,388	$41,512	$134,770	$116,718
Merchant services	14,600	20,423	47,553	35,283
Customer reimbursements	3,100	4,360	11,068	9,573

Total revenues	64,088	66,295	193,391	161,574

Cost of Services:
Costs of financial institution services	24,056	19,145	67,786	53,240
Costs of merchant services	6,072	10,346	20,531	16,245
Customer reimbursements	3,100	4,360	11,068	9,573

Total cost of services	33,228	33,851	99,385	79,058

Selling, general and administrative	25,201	21,200	71,749	51,534
Depreciation and amortization	5,072	4,625	14,832	10,932

Operating income	587	6,619	7,425	20,050
Other (expense) income, net	(486)	9	(3,799)	1,760

Income before income taxes, equity in loss of affiliates, and minority interest	101	6,628	3,626	21,810
Provision for income taxes	49	2,466	1,421	8,072
Equity in loss of affiliates	—	(1,375)	(4)	(2,862)
Minority interest	(13)	(10)	(42)	(26)
Net income before preferred dividends	39	2,777	2,159	10,850

Preferred dividends	(21)	—	(21)	—

Net income attributable to common shareholders	18	2,777	2,138	10,850

Income per share:
Basic	$0.00	$0.15	$0.11	$0.59

Diluted	$0.00	$0.14	$0.11	$0.56

Weighted average shares outstanding:
Basic	19,903	19,132	19,805	18,539
Diluted	20,618	19,947	20,389	19,402

InterCept, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$11,668	$24,071
Short term investments	10	19,239
Accounts receivable, net	29,175	29,229
Advances to SLM	3,654	7,485
Deferred tax assets	158	2,536
Prepaid expenses	13,935	6,782
Inventory and other	11,113	15,537

Total current assets	69,713	104,879

Property and equipment, net	53,145	42,324
Intangible assets, net	78,400	83,418
Goodwill, net	212,197	216,144
Other assets	19,966	25,849

Total assets	$433,421	$472,614

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$5,253	$23,740
Accounts payable and accrued expenses	18,169	19,364
Client payouts and reserves	36,412	58,740
Deferred revenue	10,853	11,825

Total current liabilities	70,687	113,669

Long-term debt, net of current portion	28,100	39,425
Deferred revenue	359	376
Deferred taxes	5,910	3,832

Total liabilities	105,056	157,302

Minority interest	295	253

Shareholders’ equity:
Preferred stock	10,021	—
Common stock	302,005	301,152
Retained earnings	16,396	14,255
Unrealized loss on securities	(352)	(348)

Total shareholders’ equity	328,070	315,059

Total liabilities and shareholders’ equity	$433,421	$472,614

InterCept, Inc.

Condensed Consolidated Statement of Operations

Three Months Ended September 30, 2003

(unaudited and in thousands except per share data)

Reconciliation of GAAP Amounts to Non-GAAP Financial Measures

	GAAP	Unusual Items	Reconciliation to Non-GAAP Financial Measure
Revenues:
Financial institution services	$46,388	$—	$46,388
Merchant services	14,600	$—	14,600
Customer reimbursements	3,100	—	3,100

Total Revenues	64,088	—	64,088
Cost of Services:
Costs of financial institution services	24,056	—	24,056
Costs of merchant services	6,072	—	6,072
Customer reimbursements	3,100	—	3,100
Selling, general & administrative	25,201	—	25,201
Depreciation & amortization	5,072	—	5,072

Total Operating Expenses	63,501	—	63,501
Operating Income	587	—	587
Other (Expense) Income, net	(486)	—	(486)

Total Other (Expense) Income, net	(486)	—	(486)
Income Before Income Taxes, Equity in Loss of Affiliates, and Minority Interest	101	—	101
Provision for Income Taxes	49	—	49
Equity in Loss of Affiliates	—	—	—
Minority interest	(13)	—	(13)

Net Income Before Preferred Dividends	$39	$—	$39

Net Income Per Common Share (Diluted)	$0.00		$0.00

Weighted Average Shares Outstanding (Diluted)	20,618		20,618

InterCept, Inc.

Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2003

(unaudited and in thousands except per share data)

Reconciliation of GAAP Amounts to Non-GAAP Financial Measures

	GAAP	Unusual Items	Reconciliation to Non-GAAP Financial Measure
Revenues:
Financial institution services	$134,770	$—	$134,770
Merchant services	47,553	$—	47,553
Customer reimbursements	11,068	—	11,068

Total Revenues	193,391	—	193,391
Cost of Services:
Costs of financial institution services	67,786		67,786
Costs of merchant services	20,531	780	19,751
Customer reimbursements	11,068	—	11,068
Selling, general & administrative	71,749	737	71,012
Depreciation & amortization	14,832	—	14,832

Total Operating Expenses	185,966	1,517	184,449
Operating Income	7,425	(1,517)	8,942
Other (Expense) Income, net	(3,799)	(3,700)	(99)

Total Other (Expense) Income, net	(3,799)	(3,700)	(99)
Income Before Income Taxes, Equity in Loss of Affiliates, and Minority Interest	3,626	(5,217)	8,843
Provision for Income Taxes	1,421	1,988	3,409
Equity in Loss of Affiliates	(4)	—	(4)
Minority interest	(42)	—	(42)

Net Income Before Preferred Dividends	$2,159	$(3,229)	$5,388

Net Income Per Common Share (Diluted)	$0.11		$0.26

Weighted Average Shares Outstanding (Diluted)	20,389		20,389

InterCept, Inc. and Subsidiaries

Segment Information

(unaudited and in thousands)

	Financial Institution Services				Merchant Services
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Service fees	$42,044	$37,028	$120,403	$104,255	$14,600	$20,423	$47,553	$35,283
Data communications management	2,570	2,342	7,527	6,578	—	—	—	—
Equipment and product sales, services and other	1,774	2,142	6,840	5,885	—	—	—	—
Customer reimbursements	3,100	4,360	11,068	9,573	—	—	—	—

Total revenues	49,488	45,872	145,838	126,291	14,600	20,423	47,553	35,283
Costs of services:
Costs of service fees	20,775	16,128	56,793	44,561	6,071	10,346	20,531	16,245
Costs of data communications management	1,833	1,382	5,567	4,094	—	—	—	—
Costs of equipment and product sales, services and other	1,448	1,635	5,426	4,585	—	—	—	—
Customer reimbursements	3,100	4,360	11,068	9,573	—	—	—	—
Selling, general and administrative expenses	17,459	13,370	49,477	37,758	7,742	7,830	22,272	13,776
Depreciation and amortization	3,361	2,879	10,046	7,794	1,711	1,746	4,786	3,138

Total operating expenses	47,976	39,754	138,377	108,365	15,524	19,922	47,589	33,159
Operating income (loss)	$1,512	$6,118	$7,461	$17,926	$(924)	$501	$(36)	$2,124